ORION S.A.

Exhibit 99.1	CONTACT: Wendy Wilson Investor Relations +1 281-974-0155
Orion S.A. Reports
Nine Months and Three Months Ended September 30, 2023 Financial Results

HOUSTON—November 2, 2023—Orion S.A. (NYSE: OEC), a specialty chemical company, today announced financial results for periods ended September 30, 2023 as follows:
Nine Months 2023 Highlights
•Net sales of $1,425.7 million, down $143.1 million, year over year
•Net income of $98.6 million, up $4.6 million, year over year
•Record Diluted EPS of $1.65, up $0.12, year over year
•Record Adjusted EBITDA1 of $265.7 million, up 8%, year over year
•Record Adjusted Diluted EPS1 of $1.76, up $0.06, year over year
Third Quarter 2023 Highlights
•Net sales of $466.2 million, down $76.9 million, year over year
•Net income of $26.2 million, down $5.6 million, year over year
•Diluted EPS of $0.44, down $0.08, year over year
•Adjusted EBITDA1 of $77.3 million, down 4%, year over year
•Adjusted Diluted EPS1 of $0.49, down $0.08, year over year
1 The reconciliations of Non-U.S. GAAP (“GAAP”) measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP Financial Measures below.

“I am pleased to announce that we delivered $77 million of Adjusted EBITDA this quarter in the face of weak demand in many of our key markets. In addition, for the nine months, we achieved record adjusted diluted earnings per share up $0.06, to $1.76 from prior year,” said Corning Painter, Orion’s chief executive officer. “Looking forward I believe the trends toward greater tire making capacity in North America and Europe and towards valuing local supply will continue to help drive the restructuring of our industry. Our 2024 rubber business negotiations for EMEA and the Americas are nearing completion and we expect to wrap them up in the next month or so. Also, our final U.S. air emission controls system has been commissioned and we expect to complete the stack test this quarter. With this behind us, we will focus our capital allocation on profitable growth, reducing debt leverage, and returning value to shareholders.”
Jeff Glajch, Orion’s chief financial officer added, “Strong cash flow continued throughout the quarter, which has enabled us to end the nine months with a leverage ratio at 2.29 times, as we reduced net debt by over $100 million. At the same time, we have

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repurchased $59 million shares this year. We also successfully renewed our revolving credit facility, and due to our increased cash flow and debt requirements, we lowered its size from Euro 350 million to Euro 300 million. As Corning mentioned, we have much more flexibility to invest in growing the business, continuing our share repurchase program and exploring additional ways to grow our returns.”
Third Quarter 2023 Overview:

(In millions, except volume, per metric ton and EPS data)	Q3 2023	Q3 2022	Y/Y Change	Y/Y Change in %
Volume (kmt)	245.2	243.3	1.9	0.8%
Net sales	466.2	543.1	(76.9)	(14.2)%
Gross profit	110.2	114.4	(4.2)	(3.7)%
Gross profit per metric ton(1)	449.4	470.2	(20.8)	(4.4)%
Income from operations	45.7	53.6	(7.9)	(14.7)%
Net income	26.2	31.8	(5.6)	(17.6)%
Adjusted net income(1)	28.9	34.6	(5.7)	(16.5)%
Adjusted EBITDA(1)	77.3	80.5	(3.2)	(4.0)%
Basic EPS	0.45	0.52	(0.07)	(13.5)%
Diluted EPS	0.44	0.52	(0.08)	(15.4)%
Adjusted Diluted EPS(1)	0.49	0.57	(0.08)	(14.0)%
(1)The reconciliations of these non-GAAP measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP Financial Measures.

Volume increased by 1.9 kmt, year over year due to higher volume in the Specialty Carbon Black segment, partly offset by lower volume in the Rubber Carbon Black segment.

Net sales decreased by $76.9 million, or 14.2%, year over year, driven primarily by the pass-through effect of declining oil prices in both segments. Those were partially offset by improved contractual pricing and favorable foreign exchange impact.

Gross profit decreased by $4.2 million, or 3.7%, to $110.2 million, year over year. The decrease was primarily driven by lower volume in Rubber Carbon Black segment and lower margin in the Specialty Carbon Black segment.

Income from operations decreased by $7.9 million, or 14.7%, to $45.7 million, year over year, driven primarily by the pass-through effect of declining oil prices in both segments, partially offset by favorable contractual pricing.

Adjusted EBITDA decreased by $3.2 million, or 4.0%, to $77.3 million, year over year, primarily due to lower volume in the Rubber Carbon Black segment and cogeneration profitability in both segments, partially offset by improved contractual pricing.

ORION S.A.
Quarterly Business Segment Results

SPECIALTY CARBON BLACK

(In millions, except volume and per metric ton data)	Q3 2023	Q3 2022	Y/Y Change	Y/Y Change in %
Volume (kmt)	59.9	52.3	7.6	14.5%
Net sales	150.4	169.6	(19.2)	(11.3)%
Gross profit	38.6	44.8	(6.2)	(13.8)%
Gross profit per metric ton(1)	644.4	856.6	(212.2)	(24.8)%
Adjusted EBITDA	26.1	31.1	(5.0)	(16.1)%
Adjusted EBITDA/metric ton	435.7	594.6	(158.9)	(26.7)%
Adjusted EBITDA margin (%)(1)	17.4%	18.3%	(90)bps	(4.9)%
(1)For Non-GAAP measures definitions refer to Cautionary Statement for the Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995, Reconciliation of Non-GAAP Financial Measures section below.
Specialty Carbon Black segment volume increased by 7.6 kmt, or 14.5%, year over year due to ramp up of our Huaibei facility.
Net sales decreased by $19.2 million, or 11.3%, to $150.4 million, year over year, primarily driven by the pass-through effect of declining oil prices.
Adjusted EBITDA declined by $5.0 million, or 16.1%, to $26.1 million, compared with a record quarter last year. These results were primarily due to lower demand, which resulted in unfavorable product mix and lower cogeneration profitability.
Year over year, Adjusted EBITDA per ton decreased by $158.9 or 26.7%, to $435.7, primarily driven by unfavorable product mix and lower cogeneration profitability. However, the end-market pricing was stable.
Year over year, Adjusted EBITDA margin decreased 90 basis points to 17.4%.

RUBBER CARBON BLACK

(In millions, except volume and per metric ton data)	Q3 2023	Q3 2022	Y/Y Change	Y/Y Change in %
Volume (kmt)	185.3	191.0	(5.7)	(3.0)%
Net sales	315.8	373.5	(57.7)	(15.4)%
Gross profit	71.6	69.6	2.0	2.9%
Gross profit per metric ton(1)	386.4	364.4	22.0	6.0%
Adjusted EBITDA	51.2	49.4	1.8	3.6%
Adjusted EBITDA/metric ton	276.3	258.6	17.7	6.8%
Adjusted EBITDA margin (%)(1)	16.2%	13.2%	300bps	22.7%
(1)For Non-GAAP measures definitions refer to Cautionary Statement for the Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995, Reconciliation of Non-GAAP Financial Measures section below.
Rubber Carbon Black segment volume declined by 5.7 kmt, or 3.0%, year over year due to the lower demand .
Net sales declined by $57.7 million, or 15.4%, to $315.8 million, year over year, primarily due to the pass-through effect of declining oil prices and lower volumes, partially offset by improved contractual pricing.
Adjusted EBITDA increased by $1.8 million, or 3.6%, to $51.2 million, year over year, driven by improved contractual pricing, partially offset by lower volume and cogeneration profitability.

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Year over year, Adjusted EBITDA per ton increased by $17.7, or 6.8% to $276.3, year over year.
Adjusted EBITDA margin rose 300 basis points to 16.2%.

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Nine Months 2023 Highlights

	Nine Months Ended September 30,		Year-Over Year
(In millions, except volume, per metric ton and EPS data)	2023	2022	Delta
Volume (kmt)	706.0	747.9	(41.9)	(5.6)%
Net sales	1,425.7	1,568.8	(143.1)	(9.1)%
Gross profit	363.7	352.1	11.6	3.3%
Gross profit per metric ton(1)	515.2	470.8	44.4	9.4%
Income from operations	178.1	161.1	17.0	10.6%
Net income	98.6	94.0	4.6	4.9%
Adjusted net income(1)	105.5	104.4	1.1	1.1%
Adjusted EBITDA(1)	265.7	247.1	18.6	7.5%
Basic EPS	1.66	1.54	0.12	7.8%
Diluted EPS	1.65	1.53	0.12	7.8%
Adjusted Diluted EPS(1)	1.76	1.70	0.06	3.5%
(1)The reconciliations of these non-GAAP measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of non-GAAP Financial Measures.
Volume decreased by 41.9 kmt to 706.0 kmt compared to the nine months ended September 30, 2022.
Net sales decreased by $143.1 million, or 9.1%, in the nine months ended September 30, 2023 to $1,425.7 million, year over year, driven primarily by the pass-through effect of declining oil prices and lower volume in both segments. Those were partially offset by improved contractual pricing and favorable product mix in the Rubber Carbon Black segment.
Gross profit increased by $11.6 million, or 3.3%, to $363.7 million, and gross profit per metric ton increased by 9.4% to $515.2 year over year. The increase was primarily driven by improved contractual pricing and a favorable product mix in the Rubber Carbon Black segment, partially offset by lower volume in both segments.
Income from operations increased by 17.0, or 10.6%, to 178.1, year over year, driven primarily by favorable contractual pricing.
Adjusted EBITDA increased by $18.6 million, or 7.5%, from $247.1 million in the nine months ended September 30, 2022 to $265.7 million in the nine months ended September 30, 2023. The increase was primarily due to improved contractual pricing and favorable product mix in the Rubber Carbon Black segment. Those were partially offset by lower volume and cogeneration profitability in both segments.

ORION S.A.
Nine Months Business Segment Results

SPECIALTY CARBON BLACK

	Nine Months Ended September 30,
(In millions, except volume and per metric ton data)	2023	2022	Delta
Volume (kmt)	166.5	177.6	(11.1)	(6.3)%
Net sales	461.9	529.1	(67.2)	(12.7)%
Gross profit	133.3	163.0	(29.7)	(18.2)%
Gross profit per metric ton(1)	800.6	917.8	(117.2)	(12.8)%
Adjusted EBITDA	93.3	119.0	(25.7)	(21.6)%
Adjusted EBITDA/metric ton	560.4	670.0	(109.7)	(16.4)%
Adjusted EBITDA margin (%)(1)	20.2%	22.5%	(230)bps	(10.2)%
(1)The reconciliations of these non-GAAP measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP Financial Measures.
Volumes decreased by 11.1 kmt, or 6.3% year over year, to 166.5 kmt for the nine months ended September 30, 2023, primarily due to weakness in certain end-markets.
Net sales decreased by $67.2 million, or 12.7%, year over year, to $461.9 million for the nine months ended September 30, 2023, primarily driven by the pass-through effect of declining oil prices and lower volume.
Adjusted EBITDA decreased by $25.7 million, or 21.6%, year over year, to $93.3 million for the nine months ended September 30, 2023. The decrease was primarily due to lower demand, which resulted in lower volume, unfavorable product mix and lower cogeneration profitability.
Year over year, Adjusted EBITDA per ton decreased by $109.7 or 16.4%, to $560.4, primarily driven by unfavorable product mix and lower cogeneration profitability. However, the end-market pricing was stable.
Adjusted EBITDA margin decreased by 230 basis points, year over year, to 20.2% for the nine months ended September 30, 2023.

ORION S.A.

RUBBER CARBON BLACK

	Nine Months Ended September 30,
(In millions, except volume and per metric ton data)	2023	2022	Delta
Volume (kmt)	539.5	570.3	(30.8)	(5.4)%
Net sales	963.8	1,039.7	(75.9)	(7.3)%
Gross profit	230.4	189.1	41.3	21.8%
Gross profit per metric ton(1)	427.1	331.6	95.5	28.8%
Adjusted EBITDA	172.4	128.1	44.3	34.6%
Adjusted EBITDA/metric ton	319.6	224.6	94.9	42.3%
Adjusted EBITDA margin (%)(1)	17.9%	12.3%	560bps	45.5%
(1)The reconciliations of these non-GAAP measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP Financial Measures.
Volume decreased by 30.8 kmt, or 5.4%, year over year, to 539.5 kmt, for the nine months ended September 30, 2023, due to the lower demand .
Net sales decreased by $75.9 million, or 7.3%, year over year, to $963.8 million for the nine months ended September 30, 2023, primarily due to the pass-through effect of declining oil prices and lower volumes, partially offset by improved contractual pricing.
Adjusted EBITDA increased by $44.3 million, or 34.6%, to $172.4 million for the nine months ended September 30, 2023. The increase was primarily due to improved contractual pricing, partially offset by lower volume and cogeneration profitability.
Year over year, Adjusted EBITDA per ton increased by $94.9 or 42.3%, to $319.6, driven by improved contractual pricing, partially offset by lower cogeneration profitability.
For the nine months ended September 30, 2023, Adjusted EBITDA margin rose 560 basis points to 17.9%, year over year.
Debt
As of September 30, 2023, the company net debt was $756.5 million and EBITDA to debt ratio was 2.29 times.
Outlook
“We are confident that we can deliver a third consecutive year of earnings growth, despite lower demand. We are narrowing our 2023 Adjusted EBITDA guidance range to $330 million to $340 million, up seven percent at the midpoint, compared with our previous record 2022 results. We also project full year 2023 Adjusted EPS of $2.00 to $2.10, up nine percent at the midpoint. Free cash flow should be approximately $100 million this year and we look forward to further growth in 2024,” Mr. Painter concluded.

ORION S.A.
Conference Call
As previously announced, Orion will hold a conference call tomorrow, Friday, November 3, 2023, at 8:30 a.m. (EDT). The dial-in details for the live conference call are as follows:

U.S. Toll Free:	1-877-407-4018
International:	1-201-689-8471
A replay of the conference call may be accessed by phone at the following numbers to Thursday, November 17, 2023:

U.S. Toll Free:	1-844-512-2921
International:	1-412-317-6671
Conference ID:	13741913
Additionally, an archived webcast of the conference call will be available on the Investor Relations section of the company’s website at www.orioncarbons.com.
To learn more about Orion S.A., visit the company’s website at www.orioncarbons.com, where we regularly post information including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.
About Orion S.A.
Orion S.A. (NYSE: OEC) is a leading global supplier of carbon black, a solid form of carbon produced as powder or pellets. The material is made to customers’ exacting specifications for tires, coatings, ink, batteries, plastics and numerous other specialty, high-performance applications. Carbon black is used to tint, colorize, provide reinforcement, conduct electricity, increase durability, and add UV protection. Orion has innovation centers on three continents and produces carbon black at 15 plants worldwide, offering the most diverse variety of production processes in the industry. The company’s corporate lineage goes back more than 160 years to Germany, where it operates the world’s longest-running carbon black plant. Orion is a leading innovator, applying a deep understanding of customers’ needs to deliver sustainable solutions. For more information, please visit www.orioncarbons.com.

Cautionary Statement for the Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995
This document contains and refers to certain forward-looking statements with respect to our financial condition, results of operations and business, including those in the “Outlook” and “Quarterly Business Segment Results” sections above. These statements constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among others, statements concerning the potential exposure to market risks, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and statements that are not limited to statements of historical or present facts or conditions. Forward-looking statements are typically identified by words such as “anticipate,” “assume,” “assure,” “believe,” “confident,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “objectives,” “outlook,” “probably,” “project,” “will,” “seek,” “target,” “to be” and other words of similar meaning.
These forward-looking statements include, without limitation, statements about the following matters: • our strategies for (i) strengthening our position in Specialty carbon black or Rubber carbon black, (ii) increasing our Specialty or Rubber carbon black margins and (iii) strengthening the competitiveness of our operations; • our cash flow projections; • the installation and operation of pollution control technology in our United States (“U.S.”) manufacturing facilities pursuant to the U.S. Environmental Protection Agency (“EPA”) consent decree; • the outcome of any in-progress, pending or possible litigation or

ORION S.A.
regulatory proceedings; the expectations regarding environmental-related costs and liabilities; • the expectations regarding the performance of our industry and the global economy, including with respect to foreign currency rates; • the sufficiency of our cash on hand and cash provided by operating activities and borrowings to pay our operating expenses, satisfy our debt obligations and fund capital expenditures; • the ability to pay dividends; • the ability to have access to new debt providers; • our anticipated spending on, and the timely completion and anticipated impacts of, capital projects including growth projects, emission reduction projects and the construction of new plants; • our projections and expectations for pricing, financial results and performance in 2023 and beyond; • the status of contract negotiations with counterparties and the impact of new contracts on our growth; • the implementation of our natural gas and other raw material consumption reduction contingency plans; • the demand for our specialty products; and • our expectation that the markets we serve will continue to remain stable or grow.
All these forward-looking statements are based on estimates and assumptions that, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon any forward-looking statements. There are important factors that could cause actual results to differ materially from those contemplated by such forward-looking statements. These factors include, among others: • the negative or uncertain worldwide economic conditions and developments; • the volatility and cyclicality of the industries in which we operate; • the operational risks inherent in chemicals manufacturing, including disruptions due to technical facilities, severe weather conditions or natural disasters; • our dependence on major customers and suppliers; • the unanticipated fluctuations in demand for our specialty products, including due to factors beyond our control; • our ability to compete in the industries and markets in which we operate; • our ability to address changes in the nature of future transportation and mobility concepts, which may impact our customers and our business; • our ability to develop new products and technologies successfully and the availability of substitutes for our products; • our ability to implement our business strategies; • our ability to respond to changes in feedstock prices and quality; • our ability to realize benefits from investments, joint ventures, acquisitions or alliances; • our ability to negotiate with counterparties on terms satisfactory to us and the satisfactory performance by such counterparties of their obligations to us as well as our ability to meet our performance obligations towards such counterparties; • our ability to realize benefits from planned plant capacity expansions and site development projects and the impact of potential delays to such expansions and projects; • our information technology systems failures, network disruptions and breaches of data security; • our relationships with our workforce, including negotiations with labor unions, strikes and work stoppages; • our ability to recruit or retain key management and personnel; • our exposure to political or country risks inherent in doing business in some countries; • any and all impacts from the Russian war against Ukraine and/or any escalation thereof as well as related energy shortages or other economic or physical impairments or disruptions; • any and all impacts from the recent Hamas terror assaults against Israel as well as any reactions by Israel and any and all escalations of the Hamas/Israel conflict; • the geopolitical events in the European Union (“EU”), relations amongst the EU member states as well as future relations between the EU and other countries and organizations; • the environmental, health and safety regulations, including nanomaterial and greenhouse gas emissions regulations, and the related costs of maintaining compliance and addressing liabilities; • the possible future investigations and enforcement actions by governmental, supranational agencies or other organizations; • our operations as a company in the chemical sector, including the related risks of leaks, fires and toxic releases; • the market and regulatory changes that may affect our ability to sell or otherwise benefit from co-generated energy; • any litigation or legal proceedings, including product liability, environmental or asbestos related claims; • our ability to protect our intellectual property rights and know-how; • our ability to generate the funds required to service our debt and finance our operations; • any fluctuations in foreign currency exchange and interest rates; • the availability and efficiency of hedging; • any changes in international and local economic conditions, including with regard to the dollar and the euro, dislocations in credit and capital markets and inflation or deflation; • the potential impairments or write-offs of certain assets; • any required increases in our pension fund contributions; • the adequacy of our insurance coverage; • any changes in our jurisdictional earnings mix or in the tax laws or accepted interpretations of tax laws in those jurisdictions; • any challenges to our decisions and assumptions in assessing and complying with our tax obligations; • the potential difficulty in obtaining or enforcing judgments or bringing legal actions against Orion S.A. (a Luxembourg incorporated entity) in the U.S. or elsewhere outside Luxembourg; and • any current or future changes to disclosure requirements and obligations, related audit requirements and our ability to comply with such obligations and requirements.
You should not place undue reliance on forward-looking statements. We present certain financial measures that are not prepared in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies. These non-U.S. GAAP measures are Adjusted EBITDA, Adjusted Diluted EPS, Net debt and Capital expenditures. Adjusted EBITDA, Adjusted EPS and Net debt are not measures of performance under U.S. GAAP and should not be considered in isolation or construed as substitutes for Net sales, consolidated profit (loss) for the period, Income from operations, Gross profit or other U.S. GAAP measures as an indicator of our operations in accordance with U.S. GAAP. For a reconciliation of these non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP measures, see table titled Reconciliation of Non-GAAP to GAAP Financial Measures.

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Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include those factors detailed under the captions “Cautionary Statement for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995” and “Risk Factors” in our Annual Report in Form 10-K for the year ended December 31, 2022, in Note Q. Commitments and Contingencies to our audited Consolidated Financial Statements regarding contingent liabilities, including litigation and in Form 10-Q for the period ended September 30, 2023. It is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement — including those in the “Outlook” and “Quarterly Business Segment Results” sections above — as a result of new information, future events or other information, other than as required by applicable law.
Reconciliation of Non-GAAP Financial Measures
We present certain financial measures that are not prepared in accordance with GAAP or the accounting standards of any other jurisdiction and may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to their nearest comparable GAAP measures, see section Reconciliation of Non-GAAP Financial Measures below.
These non-GAAP measures include, but are not limited to, Gross profit per metric ton, Adjusted EBITDA, Capital Expenditures, Segment Adjusted EBITDA Margin (in percentage), Discretionary Cash Flow, Free Cash Flow and Adjusted Diluted EPS.
We define Gross profit per metric ton as Gross profit divided by volume measured in metric tons. We define Adjusted EBITDA as Income from operations before depreciation and amortization, share-based compensation and non-recurring items (such as, restructuring expenses, consulting fees related to Company strategy, legal settlement gain, etc.) plus Earnings in affiliated companies, net of tax. We define Net Working Capital as Inventories, net plus Accounts receivable, net minus Accounts payable. We define Net debt as Current portion of long-term debt and other financial liabilities plus Long-term debt, net plus Deferred debt issuance costs less Cash and cash equivalents. We define Capital Expenditures as Cash paid for the acquisition of intangible assets and property, plant and equipment. We define Segment Adjusted EBITDA Margin (in percentage) as Segment Adjusted EBITDA divided by segment revenue. We define Discretionary Cash Flow as Adjusted EBITDA less capital expenditures for maintenance and EPA less cash paid for interest and taxes. We define Free Cash Flow as Adjusted EBITDA less Total Capital Expenditures and cash paid for dividends, interest, and taxes. We define Adjusted Diluted EPS as Net income before long-term incentive plan, other adjustment items, reclassification of actuarial gains (losses) from AOCI, intangible assets amortization, foreign exchange rate impacts, amortization of transaction costs, tax effect on add back items at estimated tax rate divided by weighted average diluted number of shares.
Adjusted EBITDA is used by our chief operating decision maker (“CODM”) to evaluate our operating performance and to make decisions regarding allocation of capital, because it excludes the effects of items that have less bearing on the performance of our underlying core business. We use this measure, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing our business. We believe these measures are useful measures of financial performance in addition to Net income, Income from operations and other profitability measures under GAAP, because they facilitate operating performance comparisons from period to period. By eliminating potential differences in results of operations between periods caused by factors such as depreciation and amortization methods, historic cost and age of assets, financing and capital structures and taxation positions or regimes, we believe that Adjusted EBITDA provides a useful additional basis for evaluating and comparing the current performance of the underlying operations. In addition, we believe these non-GAAP measures aid investors by providing additional insight into our operational performance and help clarify trends affecting our business.
However, other companies and analysts may calculate non-GAAP financial measures differently, so making comparisons among companies on this basis should be done carefully. Non-GAAP measures are not performance measures under GAAP and should not be considered in isolation or construed as substitutes for Net sales, Net income, Income from operations, Gross profit and other GAAP measures as an indicator of our operations in accordance with GAAP.
We are not able to reconcile the forward-looking non-GAAP financial measures to the closest corresponding GAAP measure without unreasonable efforts, because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.

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Reconciliation of Non-GAAP to GAAP Financial Measures
The following tables present a reconciliation of each Non-GAAP measure to the most directly comparable GAAP measure:
Reconciliation of Net income to Adjusted EBITDA:

	Third Quarter		Nine Months Ended September 30,
(In millions)	2023	2022	2023	2022

Net income	$26.2	$31.8	$98.6	$94.0
Add back Income tax expense	8.9	11.7	45.0	38.3
Add back Equity in earnings of affiliated companies, net of tax	(0.1)	(0.1)	(0.4)	(0.3)
Income before earnings in affiliated companies and income taxes	35.0	43.4	143.2	132.0
Add back Interest and other financial expense, net	12.9	10.2	41.6	29.1
Add back Reclassification of actuarial gain from AOCI	(2.2)	—	(6.7)	—
Income from operations	45.7	53.6	178.1	161.1
Add back Depreciation of property, plant and equipment and amortization of intangible assets and right of use assets	27.9	25.2	80.8	79.9
EBITDA	73.6	78.8	258.9	241.0
Equity in earnings of affiliated companies, net of tax	0.1	0.1	0.4	0.3
Long term incentive plan	3.6	1.9	8.3	5.0
Other adjustments	—	(0.3)	(1.9)	0.8
Adjusted EBITDA	$77.3	$80.5	$265.7	$247.1
Reconciliation of Gross profit per metric ton:

	Third Quarter		Nine Months Ended September 30,
(In millions, unless otherwise indicated)	2023	2022	2023	2022

Net sales	$466.2	$543.1	$1,425.7	$1,568.8
Cost of sales	(356.0)	(428.7)	(1,062.0)	(1,216.7)
Gross profit	$110.2	$114.4	$363.7	$352.1
Volume (in kmt)	245.2	243.3	706.0	747.9
Gross profit per metric ton	$449.4	$470.2	$515.2	$470.8
Reconciliation of Total debt per the Consolidated Balance Sheet to Net debt:

(In millions)	September 30, 2023	December 31, 2022

Current portion of long term debt and other financial liabilities	$149.1	$258.3
Long-term debt, net	662.8	657.0
Total debt as per Consolidated Balance Sheets	811.9	915.3
Add: Deferred debt issuance costs - Term loans	3.7	4.4
Less: Cash and cash equivalents	59.1	60.8
Net debt	$756.5	$858.9

ORION S.A.
Reconciliation of Net income to Adjusted net income and Diluted EPS to Adjusted Diluted EPS:

	Third Quarter		Nine Months Ended September 30,
(In millions, except per share data)	2023	2022	2023	2022

Net income	$26.2	$31.8	$98.6	$94.0
add back long-term incentive plan	3.6	1.9	8.3	5.0
add back other adjustment items	—	(0.3)	(1.9)	0.8
add back reclassification of actuarial gains from AOCI	(2.2)	—	(6.7)	—
add back intangible assets amortization	1.8	1.6	5.4	5.3
add back foreign exchange rate impacts	(0.1)	0.4	2.9	2.5
add back amortization of transaction costs	0.7	0.6	2.0	1.4
Tax effect on add back items at estimated tax rate	(1.1)	(1.4)	(3.1)	(4.6)
Adjusted net income	$28.9	$34.6	$105.5	$104.4

Total add back items	$2.7	$2.8	$6.9	$10.4
Impact of add-back items per share	$0.05	$0.05	$0.11	$0.17
Diluted EPS	$0.44	$0.52	$1.65	$1.53
Adjusted Diluted EPS	$0.49	$0.57	$1.76	$1.70

ORION S.A.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except share and per share data)	2023	2022	2023	2022

Net sales	$466.2	$543.1	$1,425.7	$1,568.8
Cost of sales	356.0	428.7	1,062.0	1,216.7
Gross profit	110.2	114.4	363.7	352.1
Selling, general and administrative expenses	55.6	56.0	168.3	173.2
Research and development costs	6.2	4.5	18.3	15.9
Other expenses, net	2.7	0.3	(1.0)	1.9
Income from operations	45.7	53.6	178.1	161.1
Interest and other financial expense, net	12.9	10.2	41.6	29.1
Reclassification of actuarial gain from AOCI	(2.2)	—	(6.7)	—
Income before earnings in affiliated companies and income taxes	35.0	43.4	143.2	132.0

Income tax expense	8.9	11.7	45.0	38.3
Earnings in affiliated companies, net of tax	0.1	0.1	0.4	0.3
Net income	$26.2	$31.8	$98.6	$94.0

Weighted-average shares outstanding (in thousands):
Basic	58,572	60,936	59,284	60,899
Diluted	59,252	61,215	59,934	61,314
Earnings per share:
Basic	$0.45	$0.52	$1.66	$1.54
Diluted	$0.44	$0.52	$1.65	$1.53

ORION S.A.
Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions, except share amounts)	September 30, 2023	December 31, 2022

ASSETS
Current assets
Cash and cash equivalents	$59.1	$60.8
Accounts receivable, net	267.3	367.8
Inventories, net	276.9	277.9
Income tax receivables	8.9	5.2
Prepaid expenses and other current assets	68.5	66.8
Total current assets	680.7	778.5
Property, plant and equipment, net	845.5	818.5
Right-of-use assets	110.3	97.6
Goodwill	72.9	73.4
Intangible assets, net	25.3	27.8
Investment in equity method affiliates	4.8	5.0
Deferred income tax assets	37.9	29.1
Other assets	56.3	58.8
Total non-current assets	1,153.0	1,110.2
Total assets	$1,833.7	$1,888.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$170.9	$184.1
Current portion of long-term debt and other financial liabilities	149.1	258.3
Accrued liabilities	44.3	44.7
Income taxes payable	36.6	31.3
Other current liabilities	48.4	34.4
Total current liabilities	449.3	552.8
Long-term debt, net	662.8	657.0
Employee benefit plan obligation	50.9	50.0
Deferred income tax liabilities	80.4	70.0
Other liabilities	107.4	99.5
Total non-current liabilities	901.5	876.5
Stockholders' Equity
Common stock
Authorized: 65,035,579 and 65,035,579 shares with no par value
Issued – 60,992,259 and 60,992,259 shares with no par value
Outstanding – 58,208,136 and 60,571,556 shares	85.3	85.3
Treasury stock, at cost, 2,784,123 and 420,703	(63.4)	(8.8)
Additional paid-in capital	78.9	76.4
Retained earnings	412.7	319.0
Accumulated other comprehensive loss	(30.6)	(12.5)
Total stockholders' equity	482.9	459.4
Total liabilities and stockholders' equity	$1,833.7	$1,888.7

ORION S.A.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(In millions)	2023	2022

Cash flows from operating activities:
Net income	$98.6	$94.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment and amortization of intangible assets and right of use assets	80.8	79.9
Amortization of debt issuance costs	2.0	1.4
Share-based compensation	8.3	5.0
Deferred tax provision	5.5	2.8
Foreign currency transactions	3.2	(13.8)
Reclassification of actuarial gain from AOCI	(6.7)	—
Other operating non-cash items, net	(0.7)	(0.7)
Changes in operating assets and liabilities, net:
Trade receivables	98.1	(149.2)
Inventories	(6.3)	(65.3)
Trade payables	(3.8)	20.0
Other provisions	0.2	(2.0)
Income tax liabilities	2.5	13.6
Other assets and liabilities, net	(8.0)	(2.4)
Net cash provided by (used in) operating activities	273.7	(16.7)
Cash flows from investing activities:
Acquisition of property, plant and equipment	(111.0)	(167.1)
Net cash used in investing activities	(111.0)	(167.1)
Cash flows from financing activities:
Proceeds from long-term debt borrowings	12.6	35.3
Repayments of long-term debt	(2.3)	(2.3)
Payments for debt issue costs	(0.2)	(1.5)
Cash inflows related to current financial liabilities	103.2	201.6
Cash outflows related to current financial liabilities	(215.6)	(61.7)
Dividends paid to shareholders	(3.7)	(3.8)
Repurchase of common stock	(58.9)	(0.2)
Net cash provided by (used in) financing activities	(164.9)	167.4
Decrease in cash, cash equivalents and restricted cash	(2.2)	(16.4)
Cash, cash equivalents and restricted cash at the beginning of the period	63.4	68.5
Effect of exchange rate changes on cash	(0.6)	(5.5)
Cash, cash equivalents and restricted cash at the end of the period	60.6	46.6
Less restricted cash at the end of the period	1.5	3.5
Cash and cash equivalents at the end of the period	$59.1	$43.1